UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Intraop Medical Corporation

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INTRAOP MEDICAL CORPORATION
570 Del Rey Avenue
Sunnyvale, California 94085

CONSENT SOLICITATION

Dear Stockholder:

The board of directors of Intraop Medical Corporation, or IntraOp, is soliciting your consent on behalf of IntraOp to the following proposals:

1.  Approval of an amendment to our amended and restated articles of incorporation to implement a one-for-50 reverse split of the issued and outstanding shares of our common stock and reduce the authorized number of shares of our common stock from 500,000,000 to 100,000,000.

2.   Approval of an amendment to our amended and restated articles of incorporation to authorize a class of preferred stock, pursuant to which our board of directors would have the authority to issue of up to 20,000,000 shares of such preferred stock in one or more series, with such voting powers, preferences or other rights as our board of directors may determine from time to time without further stockholder approval.

We are soliciting your approval of these proposals by written consent in lieu of a meeting of stockholders because our board of directors believes that it is in the best interests of IntraOp and our stockholders to solicit such approval in the most timely and cost effective manner. A form of written consent is enclosed for your use.

We intend to mail this consent solicitation statement and accompanying form of written consent on or about                , 2009. Our board of directors has fixed a record date of April 21, 2009 for determination of the stockholders entitled to consent to the proposals.  Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.  At the close of business on the record date, we had          shares of our common stock outstanding and entitled to consent.

Your consent is important.  The written consent of the holders of a majority of the shares of our common stock having voting power outstanding on the record date is required to approve each proposal.  If you approve the proposals, please check the “FOR” box for each proposal in the enclosed written consent form, sign and date the written consent form and return it to us.

The proposed reverse stock split and reduction in the number of authorized shares of our common stock described in this consent solicitation is intended to supersede the applicability of the amendments to our articles of incorporation effecting a one-for-20 reverse stock split and reduction in the number of authorized shares of our common stock that were approved at our 2008 Annual Meeting of Stockholders.  Such amendments were never effectuated and we have no intention of effectuating such amendments in the future, subject to the approval by the stockholders of the reverse stock split and reduction in the authorized number of shares of our common stock proposed hereby by the stockholders.

By Order of the Board of Directors

J.K. Hullett
Secretary

Sunnyvale, California
               , 2009

OUR BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT THE PROPOSALS DESCRIBED HEREIN ARE ADVISABLE TO, AND IN THE BEST INTERESTS OF, INTRAOP AND OUR STOCKHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL.  OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU CONSENT TO EACH PROPOSAL.

THE CONSENT PROCEDURE

General

As discussed in more detail in this consent solicitation statement, we are asking our stockholders to approve (i) a proposal to amend our amended and restated articles of incorporation to implement a one-for-50 reverse split of the issued and outstanding shares of our common stock, par value $0.001 per share, and reduce the authorized number of shares of our common stock from 500,000,000 to 100,000,000; and (ii) a proposal to amend our amended and restated articles of incorporation to authorize a class of preferred stock, pursuant to which our board of directors would have the authority to issue of up to 20,000,000 shares of such preferred stock in one or more series, with such voting powers, preferences or other rights as the board of directors may determine from time to time without further stockholder approval.

We intend to mail this consent solicitation statement and accompanying form of written consent on or about               , 2009.

Your consent is important regardless of the number of shares of stock that you hold.  Your cooperation in promptly returning your written consent will help limit expenses incident to the approval and implementation of these proposals.

Who May Vote

Only holders of record of our common stock on the record date will be entitled to consent to the proposals set forth in this consent solicitation statement. Our board of directors has fixed a record date of April 21, 2009 for determination of the stockholders entitled to consent to the proposals.  Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.  At the close of business on the record date, we had                    shares of our common stock outstanding and entitled to consent.

If on April 21, 2009 your shares were registered directly in your name with our transfer agent, Interwest Transfer Company, Inc., then you are a stockholder of record. As a stockholder of record, you may consent to the proposals set forth in this consent solicitation statement.

If on April 21, 2009 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these consent solicitation materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of consenting to the proposals set forth in this consent solicitation statement. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account.  Follow the instructions from your broker or bank included with these consent solicitation materials, or contact your broker or bank to request a written consent form.

Vote Required; Effectiveness of Approval

The written consent of the holders of a majority of the shares of our common stock having voting power outstanding on the record date is required to approve each of the proposals described in this consent solicitation statement.  Each share of our common stock is entitled to one vote on each proposal.

Consents, once dated, signed and delivered to us, will remain effective unless and until revoked by written notice of revocation dated, signed and delivered to us before the time that we have received the written consent of the holders of a majority of the shares of our common stock having voting power outstanding on the record date.  The approval of our stockholders of each proposal will be deemed effective upon the receipt of consents to such proposal by the stockholders described in the previous sentence.

Voting and Delivery of Consent

A written consent form that has been signed, dated and delivered to us with the “FOR” box checked with respect to a proposal will constitute consent for such proposal. A written consent form that has been signed, dated and delivered to us with the “AGAINST” or “ABSTAIN” boxes checked with respect to a proposal or without any of the boxes checked will be counted as a vote against such proposal.

1.

The form of written consent is enclosed with this consent solicitation statement.  Completed written consents may be delivered to the attention of J.K. Hullett of IntraOp by facsimile at (408) 636-0022 or by mail to the following address using the enclosed envelope:

Intraop Medical Corporation
570 Del Rey Avenue
Sunnyvale, CA 94085

Expenses of Consent Solicitation

We will pay the expense of soliciting the consents and the cost of preparing, assembling and mailing material in connection therewith. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to the beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners. Original solicitation of consents by mail may be supplemented by telephone, facsimile, other approved electronic media or personal solicitation by our directors, officers and employees.

Important Notice Regarding the Availability of Materials for this Consent Solicitation

This consent solicitation statement is available at http://www.shareholdermaterial.com/IntraOp.

The attached letter to stockholders and form of written consent is also available at such website.

2.

PROPOSAL 1

AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION TO EFFECT A
ONE-FOR-50 REVERSE STOCK SPLIT AND REDUCE THE AUTHORIZED NUMBER OF SHARES OF
OUR COMMON STOCK FROM 500,000,000 TO 100,000,000
Background

Our board of directors has approved an amendment to our amended and restated articles of incorporation to effect a one-for-50 reverse stock split of the issued and outstanding shares of our common stock and reduce the authorized number of shares of our common stock from 500,000,000 to 100,000,000. Our board has recommended that this proposal be presented to our stockholders for approval.  The text of the form of proposed amendment to our amended and restated articles of incorporation to effect the reverse stock split and the reduction in the number of authorized shares of our common stock, along with the other proposed amendments to our amended and restated articles of incorporation described in this consent solicitation statement, is attached to this consent solicitation statement as Annex A.

The reverse stock split would not have any economic effect on our stockholders, debt holders, optionholders or warrantholders, except to the extent the reverse stock split would result in fractional shares, as discussed further below.

If approved by the stockholders, and following such approval our board of directors determines that effecting a reverse stock split is in the best interests of IntraOp and our stockholders, the reverse stock split will become effective upon filing the amendment to our amended and restated articles of incorporation with the Secretary of State of the State of Nevada.  Our board of directors will have the authority to determine the exact timing of the effective date of the reverse stock split, without further stockholder approval. Such timing will be determined in the judgment of our board of directors. Our board of directors also reserves the right, notwithstanding stockholder approval and without further action by the stockholders, not to proceed with the reverse stock split, if, at any time prior to filing the amendment to our amended and restated articles of incorporation with the Secretary of State of the State of Nevada, our board of directors, in its sole discretion, determines that the reverse stock split is no longer in the best interests of IntraOp and our stockholders.

Our common stock is traded on The OTC Bulletin Board. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than national securities exchanges, such as the NASDAQ Stock Market, or NASDAQ. We would like to have the flexibility in the future to consider listing our common stock on NASDAQ or on another national stock exchange, but we do not currently meet the listing requirements for NASDAQ or any other national stock exchange. In order to list our common stock on the NASDAQ Capital Market, we would be required to have a minimum bid price of $4.00 per share. As of the record date, the closing price of our common stock, as listed on the OTC Bulletin Board, was $         per share.  While the reverse stock split would likely not increase our stock price to $4.00 per share immediately, our board of directors believes that the reverse stock split may make it easier for IntraOp to achieve that level in the future.  Additionally, our board of directors believes that the current number of outstanding shares of our common stock is undesirable and that the current market value per share of our common stock has reduced the effective marketability of the shares of our common stock because institutional investors and investment funds are generally reluctant to invest in lower priced stocks and many brokerage firms are generally reluctant to recommend lower priced stocks to their clients.

The reverse stock split may not have any of the desired consequences described above. Specifically, we cannot assure you that: (i) after the reverse stock split the market price of our common stock will increase proportionately to reflect the ratio for the reverse stock split; (ii) the market price of our common stock will not decrease to its pre-split level; (iii) our market capitalization will be equal to the market capitalization before the reverse stock split or (iv) we will be able at any time to achieve listing of our common stock on NASDAQ or another national stock exchange. The market price of our common stock may be based on other factors that are unrelated to the number of shares outstanding, including our future performance.

The liquidity of our common stock could be affected adversely by the reduced number of shares outstanding after the reverse stock split. Although our board of directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per-share price that is attractive to investors. Further, the decreased liquidity that may result from having fewer shares outstanding may not be offset by increased investor interest in our common stock.

3.

The reduction in the authorized number of shares of our common stock from 500,000,000 to 100,000,000 would be effected concurrently with the reverse stock split.  Our board of directors believes that, if the reverse stock split is made effective, it would be advisable to also reduce the authorized number of shares of our common stock because it is unlikely that IntraOp will need to issue such a large number of shares in the foreseeable future and that such a large number of authorized but unissued shares may deter potential investors out of concern that their ownership in IntraOp may be significantly diluted by the issuance of such shares in the future.

The reverse stock split described in this consent solicitation is intended to supersede the applicability of the amendments to our articles of incorporation effecting a one-for-20 reverse stock split and reduction in the authorized number of shares of our common stock that were approved at our 2008 Annual Meeting of Stockholders.  Such amendments have not been effectuated and we have no intention of effectuating such amendments in the future, subject to the approval by the stockholders of this proposal.

Effects of the Reverse Stock Split

After the effective date of the proposed reverse stock split, each common stockholder will own a reduced number of shares of our common stock. Without taking into account fractional shares that will be rounded up to the nearest whole share as described below, based on the number of shares of common stock outstanding as of the record date, there will be approximately                  shares of our common stock issued and outstanding as of the effective date.

The proposed reverse stock split will reduce the number of shares of our common stock issuable upon exercise outstanding stock options under our 2005 Equity Incentive Plan in proportion to the exchange ratio of the reverse stock split and will effect a proportionate increase in the exercise price of such outstanding stock options. In connection with the proposed reverse stock split, the number of shares of our common stock issuable upon exercise of outstanding stock options will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding. The proposed reverse stock split would have a similar effect upon our outstanding warrants.

The proposed reverse stock split will affect all of our common stockholders uniformly and will not affect any common stockholder’s percentage ownership interest in us, except to the extent that the reverse stock split results in any of our common stockholders owning a fractional share as described below. The voting rights and other rights and preferences of the holders of our common stock will not be affected by the proposed reverse stock split. The number of stockholders of record will not be affected by the proposed reverse stock split.  The par value of our common stock would remain unchanged at $0.001 per share.

The amendment to our amended and restated articles of incorporation to effect the reverse stock split will not proportionately change the number of authorized shares of our common stock.  While the reduction in the authorized number of shares of our common stock from 500,000,000 to 100,000,000 would be effected concurrently with the reverse stock split, the number of authorized shares will not be reduced in the same ratio as is being effected with the reverse stock split.  As a result, one of the effects of the reverse stock split will be to effectively increase the proportion of authorized shares which are unissued relative to those which are issued.  This could result in us being able to issue more shares without further stockholder approval.

Although we believe that a reverse stock split may be in the best interests of IntraOp and our stockholders, once implemented, the reverse stock split may result in some stockholders owning “odd-lots” of less than 100 shares. Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

Additionally, the current market value per share of our common stock may not appeal to brokerage firms that are generally reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide research coverage of lower priced stocks. In addition, a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low priced stocks. Some of those policies and practices pertain to the payment of broker commissions and to time consuming procedures that function to make the handling of low priced stocks unattractive to brokers from an economic standpoint. Therefore, the increased per-share market price of our common stock that is expected to result from the reverse stock split may increase the attractiveness of our common stock to such brokerage firms and investors.

4.

Currently, we are authorized to issue up to 500,000,000 shares of our common stock. As of April 21, 2009,  there were issued and outstanding                 shares of our common stock, and we may be obligated to issue up to an additional                  shares of our common stock to the holders of outstanding warrants and stock options. Immediately after the reverse stock split, there will be approximately                  shares of our common stock issued and outstanding and                   shares of our common stock reserved for issuance upon the exercise of outstanding warrants and stock options, and the number of authorized shares of our common stock will be reduced from 500,000,000 to 100,000,000.

Our board of directors will have the ability to issue authorized and unissued shares of our common stock to other persons without further stockholder action. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of our common stock. The effective increase in the number of authorized but unissued shares of our common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our amended and restated articles of incorporation or amended and restated bylaws.

Other than shares reserved for issuance upon exercise of outstanding stock options and warrants and shares that may be reserved in the future upon grants of stock options in accordance with our 2005 Equity Incentive Plan, we have no plans at the present time to issue additional shares of our common stock. Nevertheless, our board of directors may, from time to time, deem it to be in the best interests of IntraOp and our stockholders to enter into transactions and other ventures that may include the issuance of shares of our common stock. The reverse stock split is not being proposed in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of IntraOp.

Certain Risks Associated with the Reverse Stock Split

There can be no assurance that the market value per share of our common stock after the reverse stock split will increase and/or remain higher than the current market value per share of our common stock at any time or for any period of time after the reverse stock split or that our total market capitalization after the reverse stock split will be equal to or greater than our total market capitalization before the reverse stock split.

There can be no assurance that the market value per share of our common stock after the reverse stock split will be 50 times higher than the market value per share of our common stock immediately prior to the reverse stock split, increase at all, or remain constant in proportion to the reduction in the number of outstanding shares of our common stock immediately prior to the reverse stock split or any increase in the market per share of our common stock after the reverse stock split. Accordingly, our total market capitalization after the reverse stock split could be lower than our total market capitalization before the reverse stock split and, in the future, the market value per share of our common stock after the reverse stock split may not exceed and/or remain higher than the current market value per share of our common stock immediately prior to the reverse stock split. In many cases, the total market capitalization of a company immediately after a reverse stock split is lower than the total market capitalization immediately prior to the reverse stock split.

If the reverse stock split is implemented, the resulting per-share price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of these investors, and consequently, the trading liquidity of our common stock may not improve.

While we believe that a higher stock price may help generate investor interest in our common stock, the reverse stock split may not result in a stock price that will attract institutional investors or investment funds or satisfy the investing guidelines of institutional investors or investment funds. A decline in the market price of our common stock after the reverse stock split may result in a greater percentage decline than would occur in the absence of the split. If the reverse stock split is implemented and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of the split. The market price of our common stock is also based on our performance and other factors, which are unrelated to the number of shares of common stock outstanding.

5.

The reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of our common stock on a post-split basis. Odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares.

Implementation of the Reverse Stock Split

If the amendment is approved by our stockholders, and if our board of directors still believes that the reverse stock split is in the best interests of IntraOp and our stockholders, we will file the amendment to our amended and restated articles of incorporation with the Secretary of State of the State of Nevada at such time as our board of directors has determined the appropriate effective time for such split. Except as explained below with respect to fractional shares, on the effective date, every 50 shares of our common stock issued and outstanding immediately prior to the effective date will be combined and converted, automatically and without any action on the part of the stockholders, into one share of common stock.  Beginning on the effective date, each certificate representing old shares will be deemed for all corporate purposes to evidence ownership of new shares.  The reduction in the authorized number of shares of our common stock from 500,000,000 to 100,000,000 would be effected concurrently with the reverse stock split.

As soon as practicable after the effective date, stockholders will be notified that the reverse stock split has been effected. Our transfer agent will act as exchange agent for the reverse stock split for purposes of implementing the exchange of stock certificates. Holders of old shares will be asked to surrender to the exchange agent certificates representing old shares in exchange for certificates representing new shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us or our transfer agent. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so.

Payment for Fractional Shares

We will not issue any fractional shares in connection with the reverse stock split. Instead, any fractional share resulting from the reverse stock split will be rounded up to the nearest whole share.

No Dissenters’ Rights

Under the Nevada General Corporation Law, our stockholders are not entitled to dissenters’ rights with respect to the reverse stock split and we will not independently provide our stockholders with any such right.

U.S. Federal Income Tax Consequences

The following is a summary of important U.S. federal tax considerations of the proposed reverse stock split. It addresses only stockholders who hold the pre-reverse stock split shares and post-reverse stock split shares as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign stockholders, stockholders who hold the pre-reverse stock split shares as part of a straddle, hedge or conversion transaction, stockholders who hold the pre-reverse stock split shares as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended, stockholders who are subject to the alternative minimum tax provisions of the Code and stockholders who acquired their pre-reverse stock split shares pursuant to the exercise of employee stock options or otherwise as compensation.

This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign and other laws. We have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split.

6.

ACCORDINGLY, ALL STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT.

The reverse stock split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Assuming the reverse stock split qualifies as a reorganization, a stockholder generally will not recognize gain or loss on the reverse stock split. The aggregate tax basis of the post-split shares received will be equal to the aggregate tax basis of the pre-split shares exchanged therefor, and the holding period of the post-split shares received will include the holding period of the pre-split shares exchanged.  No gain or loss will be recognized by us as a result of the reverse stock split.

Vote Required; Recommendation of Our Board of Directors

The written consent of the holders of a majority of the shares of our common stock having voting power outstanding on the record date is required to approve the proposal to amend our amended and restated articles of incorporation to effect a one-for-50 reverse stock split of the issued and outstanding shares of our common stock and reduce the authorized number of shares of our common stock from 500,000,000 to 100,000,000.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE AMENDMENT OF OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION TO EFFECT A ONE-FOR-50 REVERSE STOCK SPLIT AND REDUCE THE AUTHORIZED NUMBER OF SHARES OF OUR COMMON STOCK FROM 500,000,000 TO 100,000,000.

7.

PROPOSAL 2

AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION TO AUTHORIZE
A CLASS OF PREFERRED STOCK

Background

Our board of directors has approved an amendment to our amended and restated articles of incorporation to authorize a class of preferred stock, pursuant to which our board of directors would have the authority to issue up to 20,000,000 shares of such preferred stock in one or more series, with such voting powers, preferences or other rights as the board of directors may determine from time to time without further stockholder approval.  The text of the form of proposed amendment to our amended and restated articles of incorporation to authorize a class of preferred stock, along with the other proposed amendments to our amended and restated articles of incorporation described in this consent solicitation statement, is attached to this consent solicitation statement as Annex A.

The primary objective of our board of directors in establishing a class of “blank check” preferred stock is to provide maximum flexibility with respect to future financing transactions.  ”Blank check” preferred stock is commonly authorized by publicly traded companies and is frequently used as a preferred means of raising capital and making acquisitions.  In particular, in recent years, smaller companies have been required to utilize senior classes of securities to raise capital, with the terms of those securities being highly negotiated and tailored to meet the needs of both investors and the issuing companies.  Such senior securities typically include liquidation and dividend preferences, voting rights, conversion privileges and other rights not found in common stock.  We presently lack the authority to issue preferred stock and, accordingly, are limited to issuing common stock or debt securities to raise capital.  By authorizing a class of “blank check” preferred stock, we would increase our flexibility in structuring transactions.

If our amended and restated articles of incorporation are amended to authorize the issuance of “blank check” preferred stock, our board of directors would have discretion to establish series of preferred stock and the rights and privileges of each series so established and the holders of our common stock would have no input or right to approve the terms of any such series.

Our board of directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, not to proceed with the authorization of a class of preferred stock, if, at any time prior to filing the amendment to our amended and restated articles of incorporation with the Secretary of State of the State of Nevada, our board of directors, in its sole discretion, determines that the authorization of a class of preferred stock is no longer in the best interests of IntraOp and our stockholders.

Effects of the Authorization of a Class of Preferred Stock

The issuance of preferred stock, while providing flexibility in connection with possible financings and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control and may adversely affect the market price of our common stock and the voting and other rights of holders of our common stock.

         We have no present intention to issue shares of preferred stock. However, we have significant short-term and long-term capital needs. Unless we are able to raise additional capital in the near future, we will be unable to satisfy our short-term and long-term liabilities. We currently do not have sufficient capital resources to retire the $3,100,000 aggregate principal amount of 10% senior secured debentures that mature on June 30, 2009.  If we are unable to generate additional financing through the sale of shares of our common stock or debt securities convertible into shares of our common stock, our board of directors may need to issue shares of preferred stock in connection with such financing.  In such an event, our board of directors would have the authority to issue shares of preferred stock with such liquidation and dividend preferences, voting rights, conversion privileges and other rights as our board of directors deems appropriate without the need for additional stockholder approval.  The issuance of shares of preferred stock in any such financing may adversely affect the rights of the holders of our common stock.  Entities affiliates with certain members of our board of directors and principal stockholders may participate in any such financing.

8.

Vote Required; Recommendation of Our Board of Directors

The written consent of the holders of a majority of the shares of our common stock having voting power outstanding on the record date is required to approve the proposal to amend our amended and restated articles of incorporation to authorize a class of preferred stock.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE  THE AMENDMENT OF OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION TO AUTHORIZE A CLASS OF PREFERRED STOCK.

9.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of April 15, 2009 by: (i) each of our directors; (ii) each of our “named executive officers” (as determined in accordance with the rules and regulations promulgated by the SEC); (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. Unless otherwise indicated, the address of each beneficial owner listed below is the address of our principal offices, c/o Intraop Medical Corporation, 570 Del Rey Avenue, Sunnyvale, CA 94085.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total

VMG Holdings II, LLC(2) 13155 Noel Road, Suite 2400 Dallas, TX 75240	27,557,006	7.0%

Lacuna, LLC(3) 1100 Spruce Street, Suite 202 Boulder, CO 80302	153,958,636	37.4%

Ellerphund Capital(4) 2616 Hibernia Street Dallas, TX 75204	38,544,475	9.8%

Precept Capital Management, L.P.(5) 200 Crescent Court, Suite 1450 Dallas, TX 75201	21,405,882	5.5%

Keith A. Jacobsen(6)	1,193,810	*

Oliver Janssen(7)	19,009,157	4.7%

Stephen L. Kessler(8)	516,497	*

Gregory S. Koonsman(2)(9)	27,669,506	7.0%

Rawleigh H. Ralls, IV(10)	2,344,642	*

Richard A. Belford(11)	336,109	*

Donald A. Goer, Ph.D.(12)	9,911,298	2.5%

Winfield Jones(13)	625,000	*

John Powers(14)	6,873,750	1.7%

Howard Solovei(15)	512,500	*

Scott Mestman(16)	3,880,535	*

All executive officers and directors as a group (11 persons)(17)	69,774,213	16.7%

* Less than one percent.

(1)
This table is based upon information supplied by officers, directors and principal stockholders, information supplied by our transfer agent, and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 392,787,597 shares outstanding on April 15, 2009, adjusted as required by rules promulgated by the SEC.

(2)
The principal business of VMG Holdings II, LLC (“VMG”) is serving as a vehicle for investment in IntraOp. Gregory S. Koonsman acts as the Manager and President of VMG. Mr. Koonsman, by virtue of being the sole manager of VMG, may be deemed to have sole voting and dispositive control over the shares held by VMG.

(3)
Includes 78,851,763 shares held by Lacuna Venture Fund LLLP (“Lacuna Venture”) and 56,356,875 shares held by Lacuna Hedge Fund LLLP (“Lacuna Hedge”). Also includes 18,749,998 shares Lacuna Venture has the right to acquire within 60 days of April 15, 2009 through the exercise of outstanding warrants.  Lacuna LLC is the general partner of Lacuna Ventures GP LLLP (“Lacuna Ventures GP”), which is the general partner of Lacuna Venture. Lacuna LLC and Lacuna Ventures GP may be deemed to have shared power to vote or direct the vote of, and to dispose or direct the disposition of, the shares held by Lacuna Venture but disclaim beneficial ownership except to their pecuniary interest therein. Lacuna LLC is also the general partner of Lacuna Hedge GP LLLP (“Lacuna Hedge GP”), which is the general partner of Lacuna Hedge. Lacuna LLC and Lacuna Hedge GP may be deemed to have shared power to vote or direct the vote of, and to dispose or direct the disposition of, the shares held by Lacuna Hedge but disclaim beneficial ownership except to their pecuniary interest therein.

10.

(4)
Includes 23,901,619 shares held by Ellerphund Ventures II, L.P. (“Ellerphund Ventures”) and 14,642,856 shares held by Ellerphund IOPM, L.P. (“Ellerphund IOPM”). Ellerphund Capital II, LLC (“Ellerphund Capital”) is the sole general partner of Ellerphund Ventures. Ellerphund Capital III, LLC (“Ellerphund III”) is the sole general partner of Ellerphund IOPM. Marc Eller and Ryan Eller (each an “Eller Person” and, together, the “Eller Persons”) are the sole managers of each of Ellerphund Capital and Ellerphund III. Ellerphund Capital and Ellerphund Ventures may be deemed to have shared power to vote or direct the vote of, and to dispose or direct the disposition of, the shares held by Ellerphund Ventures. Ellerphund Ventures disclaims beneficial ownership of the shares held by any Eller Person other than Ellerphund Ventures and Ellerphund Capital. Ellerphund IOPM and Ellerphund III may be deemed to have shared power to vote or direct the vote of, and to dispose or direct the disposition of, the shares held by Ellerphund IOPM. Ellerphund IOPM disclaims beneficial ownership of the shares held by any Eller Person other than Ellerphund IOPM and Ellerphund III. The Eller Persons may be deemed to have shared power to vote or direct the vote or, and to dispose or direct the disposition of, the shares held by Ellerphund Ventures and Ellerphund IOPM. Each of the Eller Persons disclaim beneficial ownership of the shares held by any Eller Person other than himself, except to the extent of his pecuniary interest therein.

(5)
Precept Capital Management, L.P. (“Precept Capital”) serves as an investment adviser and/or manager to other persons and may be deemed to beneficially own securities owned by other persons. Precept Management LLC (“Precept Management”) is the general partner of Precept Capital and may be deemed to beneficially own securities owned by Precept Capital.  D. Blair Baker is the managing member of Precept Management and may be deemed to beneficially own securities owned by Precept Management.

(6)
Includes 97,600 shares held by Keith A. Jacobsen and Susan P. Jacobsen, trustees for the Keith A. Jacobsen and Susan P. Jacobsen Trust. Also includes 471,210 shares Mr. Jacobsen has the right to acquire within 60 days of April 15, 2009 through the exercise of vested options. Mr. Jacobsen’s address is 7 Rustic Way, Orinda, CA 94563.

(7)
Includes 3,262,145 shares held by Oliver Janssen and Caitlin M. Long. Also includes 9,530,732 shares Hultquist Capital LLC (“Hultquist”) has the right to acquire within 60 days of April 15, 2009 through the exercise of outstanding warrants and 2,232,142 shares Encyclopedia Equipment LLC (“Encyclopedia Equipment”) has the right to acquire within 60 days of April 15, 2009 through the exercise of outstanding warrants. Mr. Janssen is a member and managing director of Hultquist and a member of Encyclopedia Equipment.  As such, Mr. Janssen may be deemed to have shared power to vote or direct the vote of, and to dispose or direct the disposition of, the shares held by Hultquist and Encyclopedia Equipment. Mr. Janssen disclaims beneficial ownership of the shares held by Hultquist and Encyclopedia Equipment except to the extent of his pecuniary interest therein. Also includes 112,500 shares Mr. Janssen has the right to acquire within 60 days of April 15, 2009 through the exercise of vested options. Mr. Janssen’s address is 131 Rivoli Street, San Francisco, CA 94117.

(8)
Includes 391,497 shares Mr. Kessler has the right to acquire within 60 days of April 15, 2009 through the exercise of vested options. Mr. Kessler’s address is 115 E. 87th Street, Apartment 25F, New York, NY 10128.

(9)	Includes 27,557,006 shares held by VMG Holdings II, LLC. Also includes 112,500 shares Mr. Koonsman has the right to acquire within 60 days of April 15, 2009 through the exercise of vested options.

(10)
Includes 112,500 shares Mr. Ralls has the right to acquire within 60 days of April 15, 2009 through the exercise of vested options and 2,232,142 shares Mr. Ralls has the right to acquire within 60 days of April 15, 2009 through the exercise of outstanding warrants.  Mr. Ralls’s address is c/o Lacuna, LLC, 1100 Spruce Street, Suite 202, Boulder, CO 80302.

11.

(11)	Includes 236,109 shares Mr. Belford has the right to acquire within 60 days of April 15, 2009 through the exercise of vested options.

(12)
Includes 7,768,166 shares held by Donald A. Goer and Henci L. Goer 1989 Family Trust, of which Dr. Goer and Ms. Goer are trustees, and includes 200,425 shares held by Sarah Goer and 205,000 shares held by Evan Goer. Also includes 1,605,705 shares Dr. Goer has the right to acquire within 60 days of April 15, 2009 through the exercise of vested options.

(13)	Includes 625,000 shares Mr. Jones has the right to acquire within 60 days of April 15, 2009 through the exercise of vested options.

(14)	Includes 6,873,750 shares Mr. Powers has the right to acquire within 60 days of April 15, 2009 through the exercise of vested options.

(15)
Includes 500,000 shares held by The Wilder Solovei Revocable Trust. Also includes 12,500 shares Mr. Solovei has the right to acquire within 60 days of April 15, 2009 pursuant to the exercise of outstanding warrants.  Mr. Solovei’s employment with us terminated on October 31, 2008.

(16)
Includes 3,728,750 shares held by The Mestman Family Trust. Also includes 151,785 shares that Mr. Mestman has the right to acquire within 60 days of April 15, 2009 pursuant to the exercise of outstanding warrants.  Mr. Mestman’s employment with us terminated on July 3, 2008.

(17)	Includes an aggregate of 25,830,231 shares that these individuals have the right to acquire within 60 days of April 15, 2009 pursuant to the exercise of warrants or vested options.

12.

STOCKHOLDER PROPOSALS

Any stockholders who wish to submit a proposal for inclusion in the proxy materials for our next annual meeting of stockholders must ensure that it is received by our Corporate Secretary at our corporate headquarters, which are located at 570 Del Rey Avenue, Sunnyvale, California 94085, no later than a reasonable time before the materials for our next annual meeting of stockholders are printed and sent.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and other solicitation materials with respect to two or more stockholders sharing the same address by delivering a single set of materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are IntraOp stockholders will be “householding” our consent solicitation materials. A single consent solicitation statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate consent solicitation statement, please notify your broker or IntraOp.  We will promptly deliver a separate copy of the consent solicitation statement at no charge to any stockholder who sends a written request to Intraop Medical Corporation, Attn: Corporate Secretary, 570 Del Rey Avenue, Sunnyvale, California 94085 or calls the Corporate Secretary at (408) 636-1020, and requests a separate copy. Stockholders who receive multiple copies of this consent solicitation statement at their addresses and would like to request “householding” of their communications should contact your broker or IntraOp at the address or phone number set forth above.

13.

ANNEX A

TEXT OF AMENDMENT TO ARTICLES OF INCORPORATION

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.       Name of corporation: Intraop Medical Corporation

2.       The articles have been amended as follows (provide article numbers, if available):

Article IV is hereby amended and restated in its entirety to read as follows:

“A.  The corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the corporation is authorized to issue is one hundred twenty million (120,000,000) shares.  One hundred million (100,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($0.001).  Twenty million (20,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($0.001).

B.  The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is hereby expressly authorized to provide for the issue of all of any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the Nevada Revised Statutes.  The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

C.  Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to these Amended and Restated Articles of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to these Amended and Restated Articles of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

D.  Upon the filing and effectiveness (the “Effective Time”) of this Amendment to Articles of Incorporation, each fifty (50) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically, and without any action on the part of the respective holders thereof, combined, reclassified and changed into one share of Common Stock of the corporation; provided, however, in lieu of any fractional interests in shares of Common Stock to which any stockholder would otherwise be entitled pursuant hereto (taking into account all shares of Common Stock owned by such stockholder), the corporation shall issue such additional fraction of a share as is necessary to increase the fractional share to a full share.”

3.       The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is _________________________________.

4.       Effective date of filing (optional): __________________________________

5.       Officer Signature (required):_____________________________________

ACTION BY WRITTEN CONSENT
OF THE STOCKHOLDERS
OF INTRAOP MEDICAL CORPORATION

The undersigned stockholder of Intraop Medical Corporation, a Nevada corporation (the “Company”), acting pursuant to Section 78.315 of the Nevada Revised Statutes, hereby takes the following action by written consent with respect to all shares of common stock of the Company held thereby:

Proposal 1

Approval of an amendment to the Company’s amended and restated articles of incorporation to implement a one-for-50 reverse split of the issued and outstanding shares of the Company’s common stock and a reduction in the authorized number of shares of the Company’s common stock from 500,000,000 to 100,000,000.

☐	FOR	☐	AGAINST	☐	ABSTAIN

Proposal 2

Approval of an amendment to the Company’s amended and restated articles of incorporation to authorize a class of preferred stock, pursuant to which the Company’s board of directors would have the authority to issue of up to 20,000,000 shares of such preferred stock in one or more series, with such voting powers, preferences or other rights as the board of directors may determine from time to time without further stockholder approval.

☐	FOR	☐	AGAINST	☐	ABSTAIN

The board of directors of the Company recommends that you vote “FOR” each proposal.

This Action may be signed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one instrument.  This Action shall be filed with the minutes of the proceedings of the shareholders of the Company.

Date: _______________, 2009
(Signature)

Printed Name:

Title (if any):

(Signature, if held jointly)

Printed Name:

Title (if any):

PLEASE FAX THIS CONSENT TO (408) 636-0022 TO THE ATTENTION OF J.K. HULLETT OF THE COMPANY OR MAIL IN THE ENCLOSED RETURN ENVELOPE
PLEASE SIGN ABOVE exactly as name(s) appear at left and PRINT YOUR NAME BENEATH YOUR SIGNATURE.  Indicate, where proper, official position or representative capacity.  For stock held in joint tenancy, each joint tenant should sign.